SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report:          September 30, 1998



                                MATTEL, INC.
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           (Exact name of registrant as specified in its charter)


         Delaware                  001-05647                        95-1567322
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(State or other jurisdiction      (Commission                 (I.R.S. Employer
 of incorporation)                  File No.)              Identification No.)




333 Continental Boulevard, El Segundo, California                   90245-5012
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(Address of principal executive offices)                            (Zip Code)


Registrant's telephone number, including area code              (310) 252-2000
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                                   N/A
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       (Former name or former address, if changed since last report)

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Item 5.         Other Events
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                On September 24, 1998, Mattel, Inc. said that sales and
                earnings for the 1998 third quarter and full-year will be negatively impacted by further reductions in buying by its largest customer, Toys 'R' Us.

                After meeting with Toys 'R' Us management, the Company now estimates its sales to Toys 'R' Us could be down by as much as $200 million this year. As a result, Mattel expects that its earnings per share will be approximately $.75 for the third quarter, compared with $.73 last year, and in the range of $1.80 to $1.85 for the full year, versus last year's $1.65.

                The Company also announced that it will more than double its share repurchases this year, increasing its buyback from the previously stated 6.5 million shares to a total of 15 million shares.

                Note:

                Forward-looking statements included in this release with respect to the financial condition, results of operations and business of the Company, which include, but are not limited to, sales levels, the Mattel and Tyco restructuring charge, cost savings, and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the Company's dependence on the timely development, introduction and customer acceptance of new products; significant changes in buying patterns of major customers; possible weaknesses of international markets; the impact of competition on revenues and margins; the effect of currency fluctuations on reportable income; unanticipated negative results of litigation, governmental proceedings or environmental matters; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings.

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                               SIGNATURES
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        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              MATTEL, INC.
                                              Registrant

                                              By: /s/ Ned Mansour
                                                  -----------------------------
                                                  Ned Mansour
                                                  President, Corporate
        Date: September 30, 1998                  Operations
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